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                                                                  EXHIBIT NO. 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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                                                Years Ended December 31,
                                       -----------------------------------------
(Dollars in millions)                  1999    1998  1997(a)  1996(a)  1995(a)
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

Earnings before income taxes           $  727   $  829    $637    $651     $572
Fixed charges                             315      258     235     254      264
                                       -----------------------------------------
   Total                               $1,042   $1,087    $872    $905     $836
                                       =========================================

Fixed charges:
   Interest on debt                    $  364   $  251    $224    $238     $253
   Interest on component rentals           13        7      11      16       11
                                       -----------------------------------------
      Fixed charges                    $  377   $  258    $235    $254     $264
                                       -----------------------------------------

Ratio of earnings to fixed charges        2.9      4.2     3.7     3.6      3.2
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(a) Financial information reflects accounting for the 1997 combination of the
Company with PanEnergy Corp similar to a pooling of interests. As a result, the financial information gives effect to the combination as if it had occurred on January 1, 1995.